Exhibit 99.1

Stratim Cloud Acquisition Corp. Announces Pricing of $250 Million Initial Public Offering

INCLINE VILLAGE, NV, March 11, 2021 (GLOBE NEWSWIRE) -- Stratim Cloud Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “SCAQU” beginning March 12, 2021. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols “SCAQ” and “ SCAQW”, respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses operating in the technology sector.

BofA Securities and Cowen are acting as joint book-running managers. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or by emailing dg.prospectus_requests@bofa.com; or Cowen, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by email at PostSaleManualRequests@broadridge.com.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (the “SEC”) on March 11, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement for the Company’s offering filed with the U.S. SEC and the preliminary prospectus included therein. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Sreekanth Ravi
Chief Executive Officer
Stratim Cloud Acquisition Corp.
1605 Pine Cone Circle
Incline Village, Nevada 89451
Telephone: (775) 318-3629
Email: sreekanth@stratimcloud.com

Zachary Abrams
Chief Strategy Officer and Chief Financial Officer
Stratim Cloud Acquisition Corp.
1605 Pine Cone Circle
Incline Village, Nevada 89451
Telephone: (775) 318-3629
Email: zach@stratimcloud.com